EXHIBIT 23.1
CONSENT OF STARK WINTER SCHENKEIN & CO. LLP
      We hereby consent to the use of our report dated March 20, 2006 relating to U.S. Gold Corporation, which appears in the Registration Statements numbered 333-138233, 333-138271, 333-138272 and 333-138633 on Form S-4 and the related prospectuses for U.S. Gold Corporation and US Gold Canadian Acquisition Corporation and the Definitive Proxy Statement on Schedule 14A for U.S. Gold Corporation (File Number 000-09137) (collectively, the “SEC Filings”) as well as the Canadian Takeover Bid Circular (together with the SEC Filings, the “Documents”) and any amendments to the Documents. We also consent to the reference to us under the heading “Experts” in the Documents and any amendments thereto.
/s/ Stark Winter Schenkein & Co. LLP
Denver, Colorado
December 11, 2006